
                                                                     Movie Gallery, Inc.

                                                                Computation of Earnings Per Share

                                                     Quarter Ended              Three Quarters Ended
                                             September 29     September 30 September 29     September 30
                                                 1996             1995        1996              1995
                                          ---------------------------------------------------------------
Net income (loss) ..................      $  (4,237,000)    $  3,530,000   $ (2,214,000)   $  8,705,000
                                           ============      ===========    ===========     ===========
Shares:
Weighted average common shares
   outstanding .....................         13,422,534       12,536,130     13,180,362      11,491,117
Net effect of dilutive stock options                 --          477,140        169,762         365,801
                                           ------------      -----------    -----------     -----------
Weighted average common and common
   equivalent shares outstanding ...         13,422,534       13,013,270     13,350,124      11,856,918
                                           ============      ===========    ===========     ===========
Income (loss) per common and
   common equivalent share .........      $        (.32)   $         .27   $      (0.17)   $        .73
                                           ============      ===========    ===========     ===========




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